As filed with the Securities and Exchange Commission on November 14, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Legend Biotech Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Legend Biotech Corporation

2101 Cottontail Lane

Somerset, NJ 08873

(732) 317-5050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2020 Restricted Shares Plan

(Full title of the plans)

Ying Huang, Ph.D.

Chief Executive Officer

Legend Biotech Corporation

2101 Cottontail Lane

Somerset, NJ 08873

(732) 317-5050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta, Esq.

Mark Ballantyne, Esq.

Cooley LLP

55 Hudson Yards

New York, NY 10001

(212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E to Form S-8, Legend Biotech Corporation (the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 15,000,000 additional ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), of the Registrant under the Amended and Restated 2020 Restricted Shares Plan (the “RSU Plan”). In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)	The Registrant’s Registration Statement on Form S-8, filed with the Commission on June 26, 2020 (File No. 333-239478), as amended on September 4, 2020;

(b)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on March 19, 2024;

(c)

The Registrant’s Current Reports on Form 6-K filed with the SEC on March 29, 2024, April 8, 2024, April 16, 2024, April  22, 2024, May  13, 2024, May 23, 2024, June  3, 2024, July 2, 2024, July  17, 2024, July 26, 2024, August  8, 2024, August  9, 2024, August 27, 2024, September  20, 2024, September 27, 2024, October 15, 2024, October 21, 2024, October  22, 2024, November  5, 2024 and November 12, 2024; and

(d)

The description of the securities contained in the Registrant’s registration statement on Form 8-A filed on June 2, 2020 (File No. 001-39307) pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all amendments and reports filed for the purpose of updating that description, including Exhibit 2.4 to the Annual Report on Form 20-F for the year ended December 31, 2023.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effective third amended and restated memorandum and articles of association, adopted by its shareholders on May 26, 2020 and effective immediately prior to the completion of the Company’s initial public offering of American Depositary Shares representing its Ordinary Shares, provides that the Registrant shall indemnify its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons in their capacity as such, except through any dishonesty, willful default or fraud.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-238232), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant, which became effective as of June 9, 2020 (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form F-1, as amended (File No. 333-238232))

4.2	Registrant’s Specimen Certificate for ordinary shares (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form F-1, as amended (File No. 333-238232))

4.3	Deposit Agreement, dated June 5, 2020, among the Registrant, JPMorgan Chase Bank, N.A., as depositary and holders and beneficial owners of the American Depositary Shares (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form F-1, as amended (File No. 333-238232))

4.4*	Amended and Restated 2020 Restricted Shares Plan (including form of Restricted Share Unit Award Agreement)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, regarding the validity of the ordinary shares being registered

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Ernst & Young Hua Ming LLP

23.3*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Somerset, New Jersey, on November 14, 2024.

Legend Biotech Corporation

By:	/s/ Ying Huang
Name:	Ying Huang, Ph.D.
Title:	Chief Executive Officer & Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Ying Huang, Ph.D. and Lori Macomber, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ying Huang, Ph.D. Ying Huang, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2024

/s/ Lori Macomber, CPA Lori Macomber, CPA	Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2024

/s/ Fangliang Zhang, Ph.D. Fangliang Zhang, Ph.D.	Chairman of the Board of Directors	November 14, 2024

/s/ Ye Wang, M.S. Ye Wang, M.S.	Director	November 14, 2024

/s/ Darren Xiaohui Ji, M.D., Ph.D. Darren Xiaohui Ji, M.D., Ph.D.	Director	November 14, 2024

/s/ Corazon Dating Sanders, Ph.D. Corazon Dating Sanders, Ph.D.	Director	November 14, 2024

/s/ Yau Wai Man Philip, CPA Yau Wai Man Philip, CPA	Director	November 14, 2024

/s/ Li Zhu, Ph.D. Li Zhu, Ph.D.	Director	November 14, 2024

/s/ Patrick Casey, Ph.D. Patrick Casey, Ph.D.	Director	November 14, 2024

/s/ Tomas J. Heyman Tomas J. Heyman	Director	November 14, 2024

/s/ Li Mao, Ph.D. Li Mao, Ph.D.	Director	November 14, 2024

/s/ Peter Salovey, Ph.D. Peter Salovey, Ph.D.	Director	November 14, 2024

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Legend Biotech Corporation, has signed this registration statement or amendment thereto in Somerset, New Jersey on November 14, 2024.

Authorized U.S. Representative

By:	/s/ Ying Huang
Name:	Ying Huang, Ph.D.
Title:	Chief Executive Officer & Director